As filed with the Securities and Exchange Commission on April 10, 2026

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

TEN Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	99-1291725
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1170 Wheeler Way Langhorne, PA	19047
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated 2024 Equity Incentive Plan

(Full Title of the Plan)

Randolph Wilson Jones III
Chief Executive Officer
1170 Wheeler Way

Langhorne, PA 19047

(Name and Address of Agent For Service)

1.800.909.9598

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Shashi Khiani, Esq.

Prithvi Tanwar, Esq.

Polsinelli PC

1401 Eye Street, NW, Suite 800

Washington, DC 20005

(202) 783-3300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (this “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the participants in the plans as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by TEN Holdings, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein:

(1)	The Annual Report on Form 10-K (File No. 001-42515) filed by the Registrant with the Commission on March 18, 2026 (the “2025 Form 10-K”).

(2)	The Registrant’s Current Report on Form 8-K (File No. 001-42515) filed by the Registrant with the Commission on February 5, 2026.

(3)	The description of the Registrant’s capital stock which is contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-42515) filed by the Registrant with the Commission on February 11, 2025, as updated by Exhibit 4.2 of the 2025 Form 10-K, and any other amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised Statutes (the “NRS”).

Section 78.138 of the NRS provides that, subject to certain statutory exceptions or unless the corporation’s articles of incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless (i) the presumption that, subject to certain statutory exceptions, such director or officer, in deciding upon matters of business, acted in good faith, on an informed basis and with a view to the interests of the corporation is rebutted, (ii) it is proven that the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (iii) it is proven that such breach involved intentional misconduct, fraud, or a knowing violation of the law.

Section 78.7502(1) of the NRS provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited-liability company, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, if the person (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Section 78.7502(2) of the NRS provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited-liability company, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation. Section 78.7502(2) of the NRS precludes indemnification by the corporation for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Any discretionary indemnification pursuant to Section 78.7502 of the NRS, unless ordered by a court or advanced pursuant to Section 78.751(2) of the NRS, may be made by the corporation only as authorized in each specific case upon a determination that the indemnification of a director, officer, employee or agent of a corporation is proper under the circumstances. Such determinations must be made by the stockholders of the corporation, the board of directors, or in a written opinion of independent legal counsel, under certain circumstances.

Section 78.751(1) of the NRS provides that a Nevada corporation shall indemnify any person who is a director, officer, employee or agent to the extent that the person is successful on the merits or otherwise in defense of (i) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or (ii) any claim, issue or matter therein, against expenses actually and reasonably incurred by the person in connection with defending the action, including, without limitation, attorney’s fees. Section 78.751(2) provides that, unless otherwise restricted by the articles of incorporation, the bylaws or an agreement made by the corporation, the corporation may pay the expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation. The articles of incorporation, the bylaws or an agreement made by the corporation may require the corporation to pay such expenses upon receipt of such an undertaking. Section 78.751(3) of the NRS provides that the indemnification pursuant to Section 78.751 and Section 78.7502 of the NRS and the advancement of expenses authorized in or ordered by a court pursuant to Section 78.751 of the NRS does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation, the bylaws, or any agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to Section 78.7502 of the NRS or for the advancement of expenses made pursuant to Section 78.751(2) of the NRS, may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, and such misconduct, fraud or violation was material to the cause of action. Section 78.751(3) of the NRS further provides that the indemnification pursuant to Section 78.751 and Section 78.7502 of the NRS and the advancement of expenses authorized in or ordered by a court pursuant to Section 78.751 of the NRS continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person. Section 78.751(5) of the NRS provides that a right to indemnification or advancement of expenses arising under a provision of the articles of incorporation or bylaws is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such act or omission has occurred.

Section 78.752 of the NRS provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for any liability asserted against the person and liability and expenses incurred by the person in his or her capacity as a director, officer, employee, or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify such person against such liability and expenses. No trust fund, self-insurance program, security interest or other lien on any assets of the corporation, or letter of credit, guaranty or surety may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

Our articles of incorporation and bylaws provide for indemnification of our officers and directors to the fullest extent permissible under the applicable laws and regulations. In addition, our board of directors is authorized to purchase and maintain insurance on behalf of our officers and directors against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Company would have the power to indemnify such person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, liabilities, fines, penalties and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to the Registrant’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

See also the Undertakings set forth in the response to Item 9 herein.

Item 7. Exemption for Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Articles of Incorporation (incorporated by reference from Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-42515) filed by the Registrant with the Commission on November 10, 2025).

4.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-42515) filed by the Registrant with the Commission on November 10, 2025).

4.3	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 of our Registration Statement on Form S-1 (File No. 333-282621) initially filed by the Registrant with the Commission on October 11, 2024).

5.1*	Opinion of Polsinelli PC.

23.1*	Consent of AssentSure PAC

23.2*	Consent of Polsinelli PC (included in Exhibit 5.1).

24.1*	Power of Attorney (included in signature page hereof).

99.1	TEN Holdings, Inc. Amended and Restated 2024 Equity Incentive Plan (incorporated by reference from Exhibit 10.12 to the Registrant’s Form S-1 (File No. 333-282621) filed by the Registrant with the Commission on October 11, 2024.

107*	Filing Fee Table

* Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” set forth in Exhibit 107 to this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Langhorne, Pennsylvania, on April 10th, 2026.

TEN HOLDINGS, INC.

By:	/s/ Randolph Wilson Jones III
Name:	Randolph Wilson Jones III
Title:	Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Randolph Wilson Jones III, as his or her true and lawful attorney-in-fact and agent, with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and to him, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on the dates and in the capacities indicated.

Signature	Title	Date

/s/ Randolph Wilson Jones III	Chief Executive Officer and Director	April 10, 2026
Randolph Wilson Jones III	(Principal Executive Officer)

/s/ Virgilio D. Torres	Chief Financial Officer and Director	April 10, 2026
Virgilio D. Torres	(Principal Financial Officer and Principal Accounting Officer)

/s/ Yuji Ishida	Director	April 10, 2026
Yuji Ishida

/s/ Christina Moldanado	Director	April 10, 2026
Christina Moldanado

/s/ Gan Yong Sheng	Director	April 10, 2026
Gan Yong Sheng